Exhibit 99.1

Press Release

NEWPORT CORPORATION ENTERS INTO AGREEMENT

TO ACQUIRE FIBER LASER COMPANY V-GEN LTD.

Acquisition Expected to Be Accretive Immediately and Will Enhance Newport’s Fiber Laser Capabilities for Micromachining Applications

Irvine, California — July 24, 2014 — Newport Corporation (NASDAQ: NEWP) today announced that it has entered into an agreement to acquire V-Gen Ltd., a leading developer and manufacturer of fiber lasers headquartered in Tel Aviv, Israel.  V-Gen is expected to have sales in the range of $15 million to $20 million in the first twelve months after the transaction closes.  Terms of the transaction, which is anticipated to close during the third quarter, were not disclosed.

“We are pleased to announce our agreement to acquire V-Gen, which will bring us significant innovation and expertise in pulsed fiber laser technology for fast-growing micromachining applications,” noted David Allen, Senior Vice President and General Manager of Newport’s Spectra-Physics Lasers Group.  “V-Gen has a strong track record of growth and profitability and we expect the acquisition to be accretive to our earnings immediately following the closing.  We welcome the V-Gen team to Newport and look forward to their positive contributions to our Spectra-Physics Lasers Group.”

Dr. Eran Inbar, founder and Chief Executive Officer of V-Gen remarked, “We are excited to become part of Newport’s Spectra-Physics Lasers Group, which is a recognized leader in the laser industry.  Their worldwide sales and service network and complementary technologies will enable us to expand our business beyond what we could have achieved as a stand-alone company.  Together we will provide innovative laser solutions for both existing and emerging applications.”

Founded in 1998, V-Gen is a leading supplier of pulsed fiber lasers.  The company is a recognized innovator with a significant intellectual property portfolio.  V-Gen’s headquarters in Tel Aviv, Israel house its manufacturing operations, research and development laboratories, service facilities and administrative offices.  The company has approximately 50 employees worldwide.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, life and health sciences, industrial manufacturing and defense and security markets.  Newport’s innovative solutions leverage its expertise in advanced technologies, including lasers, photonics and precision motion equipment, and optical components and sub-systems, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications.  Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

Learn more about Newport at www.newport.com and follow us on Twitter, YouTube and Facebook.  To download Newport’s investor relations app, which offers access to its SEC filings, press releases, videos, audiocasts and more, please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding the expected closing date of the acquisition, V-Gen’s expected sales in the first twelve months after the transaction closes, its expectation that the acquisition will be accretive to its earnings immediately after closing, the anticipated contributions of V-Gen to Newport, and the expectation that the acquisition will enable V-Gen to expand its business more than if it were a stand-alone company.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the strength of business conditions in the industries V-Gen serves; V-Gen’s ability to successfully penetrate and increase sales to its targeted end markets; potential order cancellations and push-outs; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of V-Gen or Newport.  Certain of these judgments and risks are discussed in more detail in Newport’s periodic reports filed with the Securities and Exchange Commission.  Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized.  In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved.  Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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